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                                                                    Exhibit 12.1

                           MAXUS ENERGY CORPORATION
                      STATEMENT RE COMPUTATION OF RATIOS
                         (in millions, except ratios)

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

                                                                          Six Months
                                                                            Ended
                                                                           June 30,
                                                                             1994
                                                                          ----------
Earnings
Net income ............................................................       $ 18.9
   Add:
      Provision for income taxes ......................................         81.6
      Interest and debt expenses ......................................         47.4
      Other fixed charges (a) .........................................            1
      Rentals (b) .....................................................          8.1
                                                                          ----------

         Total earnings ...............................................       $157.0
                                                                          ==========
Fixed Charges:
   Interest and debt expenses .........................................       $ 47.4
   Rentals ............................................................          8.1
   Capitalized interest ...............................................          3.1
   Proportionate share of fixed charges of
      unconsolidated associated companies 50% owned ...................          0.3
                                                                          ----------
         Total fixed charges ..........................................       $ 58.9
                                                                          ----------

   Preferred stock dividend requirement (c) ...........................         37.5
                                                                          ----------

         Combined fixed charges and preferred stock dividends .........       $ 96.4
                                                                          ==========

Ratio of earnings to fixed charges (d) ................................         2.67
Ratio of earnings to combined fixed charges and preferred
   stock dividends (e) ................................................         1.63
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(a) Other fixed charges include amortization of capitalized interest and the proportionate share of fixed charges of unconsolidated associated companies
    50% owned.

(b) The amount shown above for rentals represents that portion of rental expense representative of the interest factor (which approximates 45%).

(c) The preferred stock dividend requirement was increased by the amount representing pre-tax earnings which would be required to cover such dividend requirement. Due to the mix of foreign and domestic income and losses, use of the Company's effective tax rate per the consolidated financial statements yielded meaningless results. Accordingly, the Company chose the U.S. statutory federal income tax rate to better reflect the pre-tax earnings necessary to cover the preferred stock dividend requirement.

(d) Without income in the amount of $101.0 million from restructuring activities ($201.9 million from gain on sale of assets, net of restructuring costs of $100.9 million), the ratio of earnings to fixed charges would have been 0.95 for the six months ended June 30, 1994. Before non-recurring transactions, earnings were inadequate to cover fixed charges for the six months ended June 30, 1994 by $2.9 million.

(e) Before the non-recurring transactions referenced in (d), the ratio of earnings to combined fixed charges and preferred dividends would have been
    0.58 for the six months ended June 30, 1994 and earnings were inadequate to cover combined fixed charges and preferred stock dividends for the six months ended June 30, 1994 by $40.4 million.